ESCROW AGREEMENT

This ESCROW AGREEMENT (this "Agreement") is made and entered into effective as of this 6 day of November, 2025, by and among the issuer set forth on the signature page hereto ("Issuer"), the broker-dealer set forth on the signature page hereto ("Broker"), and **OLD GLORY BANK**, an Oklahoma chartered bank ("Escrow Agent").

RECITALS

This Agreement is being entered into in reference to the following facts:

A. Issuer intends to offer and sell to prospective investors ("Investors"), in an offering that is exempt from registration under the Securities Act of 1933 (as amended), in accordance with [Regulation A (Tier I or II), CF, D or S] (the "Offering"), the equity securities of Issuer described in such offering (the "Securities"), in the minimum amount of $0 (.5 Million) (the "Minimum Offering Amount")) and the maximum amount of $0 (75 Million) (the "Maximum Offering Amount"), pursuant to a subscription agreement described in such Offering materials (the "Subscription Agreement").

B. The term of the Offering will be up to 12 months, from the effective date of the Offering.

C. In connection with the Offering, the Issuer and Broker desire that Escrow Agent open and maintain an Escrow Account (as defined below) on the terms and subject to the conditions set forth herein.

D. Escrow Agent has agreed to accept, hold, and disburse the funds deposited into the Escrow Account in accordance with the terms of this Agreement.

ARTICLE 1 ESCROW FUNDS

1.1 **Appointment of Escrow Agent**. The Issuer and Broker hereby appoint the Escrow Agent to act as escrow holder for the Escrow Funds (as defined below) under the terms of this Agreement. The Escrow Agent hereby accepts such appointment, subject to the terms, conditions, and limitations hereof.

1.2 **Establishment of Escrow**. Immediately following the Escrow Agent's execution of this Agreement, the Escrow Agent will open at Old Glory Bank a non-interest bearing checking account (the "Escrow Account") for the purpose of receiving and holding the proceeds from the Offering remitted to Escrow Agent (as successfully deposited into the Escrow Account, the "Escrow Funds").

1.3 **Subscription and Payment of Securities**.

(a) Investors will be directed to the Offering's website (the "Site"), to make subscriptions from Issuer pursuant to a digital Subscription Agreement delivered to Investor via the Site ("Subscriptions").

(b) Following the receipt of Subscription, the Broker will review the following: (i) the Investor's name, address, other KYC/CIP items, and total purchase price for the Securities to be purchased by the Investor, and (ii) the payment form that Investor will use to fund the Subscription upon approval and acceptance of such Subscription (the "Payment").

(c) The Site will offer various Payment forms, which may include (in Issuer's discretion), credit/debit card, check, wire transfer, ACH payment, Old Glory Pay, and/or other merchant processing solutions (e.g., crypto).

(i) If Issuer permits checks as a Payment form under the terms of the Offering, then such checks must be sent via US Mail to Escrow Agent's address as provided to Issuer from time to time. Any checks that are made payable to a party other than the Escrow Agent shall be returned to the party submitting the check.

(ii) The Broker will advise Issuer regarding acceptance or rejection of each of the Subscriptions, pursuant to the Issuer's engagement with Broker.

(iii) As between Escrow Agent and Issuer, Issuer shall be solely responsible for (A) all merchant processor costs, fees, and expenses related thereto, including fraud and disputes, and/or (B) ACH/Wire fraud and disputes (including from account take-overs), regardless as to when occurring.

(d) Following Broker's review and Issuer's acceptance of each applicable Subscription, Investor shall make Payment of the applicable amount in an authorized manner resulting in a deposit into the Escrow Account as Escrow Funds.

(e) Escrow Agent shall have no obligation to accept Escrow Funds from any party other than Investors, Broker, Issuer, and/or Issuer authorized intermediary (e.g., for cards, crypto, ACH, etc.).

(f) Escrow Agent shall neither accept nor hold any documents or agreements relating to the Offering or any Investor.

(g) Payments in the form of wire or other electronic funds transfers are deemed deposited into the Escrow Account and considered "Collected Funds" when actually received by the Escrow Agent without the risk of return.

(h) Payments tendered in the form of a check, draft or similar instrument are deemed deposited when the collectability thereof has been confirmed by Escrow Agent and upon such occurrence, such Payments will be deemed "Collected Funds."

(i) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If any check, ACH, or other payment method is uncollectible for any reason, Escrow Agent will notify the Issuer and Broker of the amount of same, the name of the Investor, and the reason for return.

(j) Subject to the foregoing, Escrow Agent will hold all Escrow Funds in the Escrow Account, free from any liens, claims or offsets, and such monies shall not become the property of the Issuer or Broker, nor shall such monies become subject to the debts thereof or the debts of the Escrow Agent except as set forth herein.

(k) Escrow Agent shall not be required to take any action under this Section 1.3 or otherwise hereunder until Escrow Agent has received a Joint Written Instruction (as defined below).

(l) The Escrow Agent shall not be required to disburse or otherwise remit any Escrow Funds unless the funds represented thereby are then Collected Funds. Without limiting the foregoing, Issuer shall immediately reimburse, indemnify and hold Escrow Agent harmless from all uncollected funds that Escrow Agent otherwise remits or disburses hereunder.

1.4 Non-Interest Bearing. All funds in the Escrow Account will be held by Escrow Agent in a non-interest bearing checking Account at Escrow Agent. The Escrow Funds will not earn interest.

1.5 Cancellation of Subscriptions.

(a) The Issuer may cancel any Investor's offer to purchase Securities (the "Subscription"), in whole or in part. If a Payment for such rejected or canceled Subscription has been delivered to the Escrow Agent, then the Broker will deliver a Joint Written Instruction to Escrow Agent of the rejection or cancellation informing Escrow Agent to refund some or all of the Escrow Funds from the Escrow Account. Unless otherwise set forth in the Joint Written Instruction, all remittances to Investors shall be made via check, sent via US Mail, with Issuer paying the applicable Check Fee set forth below on Exhibit B. A Joint Written Instruction may also direct Escrow Agent to disburse Collected Funds to an authorized intermediary, to the extent the Investor's Escrow Funds were received by Escrow Agent from such authorized intermediary.

ARTICLE 2 DISBURSEMENT PROCEDURES

2.1 **Disbursement of Proceeds**. Escrow Agent shall hold and disburse the Escrow Funds in accordance with the terms and conditions of this Agreement:

(a) Subject to the other provisions of this Agreement, in the event Escrow Agent receives Collected Funds for the Minimum Offering (prior to the termination of this Agreement), and from time to time thereafter promptly after the Escrow Agent's receipt of joint written instruction executed by both Issuer and Broker, in the form of Exhibit A attached hereto (a "Joint Written Instruction"), Escrow Agent shall disburse such amount of Escrow Funds (that are then Collected Funds and held by Escrow Agent) set forth in such Joint Written Instruction to the Issuer via the payment directions set forth in such Joint Written Instruction. A Joint Written Instruction may also direct a payment to the Broker (e.g., for its fees), an authorized intermediary (e.g., for its fees or refunds), and/or otherwise, in which case Escrow Agent shall make such payment via ACH or Wire (in Escrow Agent's discretion), with Issuer paying the fees related thereto as listed on Exhibit B.

(b) If Issuer has any unpaid amounts due to Escrow Agent hereunder, then Escrow Agent may reduce and offset any payment to Issuer or Broker upon written notice thereof to Issuer and Broker. Escrow Agent may never offset or reduce any payment to an Investor.

(c) Escrow Funds shall be distributed within one (1) business day of the Escrow Agent's receipt of such Joint Written Instructions. If a Joint Written Instruction is received by Escrow Agent prior to 1:00 pm Central Time, then Escrow Agent shall endeavor to disburse such funds the same business day.

(d) Escrow Agent shall continue to accept deposits of additional Payments until the termination date (the "Termination Date") which is the *earlier* of (i) the date on which the Escrow Agent receives Joint Written Instructions that the Issuer will terminate the Offering, for any reason, including (without limitation) because it did not receive the Minimum Investment Amount, (ii) the date on which the Escrow Agent receives Joint Written Instructions that the Issuer has accepted

Subscriptions for the Maximum Offering, (iii) the date on which the Escrow Agent receives Joint Written Instruction of the Issuer's determination of a Termination Date for receipt of Escrow Funds, and/or (iv) upon the occurrence of an event described in Section 3.5 hereof.

(e) From and after the Termination Date, the Escrow Agent shall return directly to the Investor, the principal amount of any Escrow Funds received by the Escrow Agent after the Termination Date (assuming Collected Funds) and shall cease to accept any additional Escrow Funds, subject to Section 3.5 hereof.

(f) Upon termination of the Offering pursuant to Section 2.1(c)(i) (because the Offering did not achieve the Minimum Investment Amount), then the Escrow Agent shall not remit any Escrow Funds to Broker or the Issuer and the Escrow Agent shall disburse the applicable Escrow Funds (to the extent Collected Funds) pursuant to the schedule provided to Escrow Agent (including payee name, mailing address, and amount) in the form of a Joint Written Instruction.

(g) All Joint Written Instructions that direct payment by Escrow Agent to Investors hereunder must be solely paid via check sent via US Mail, and Issuer shall pay the applicable Check Fees below. If aggregate Check Fees exceed $1,000 at any time, then if requested by Escrow Agent, Issuer shall pay such amount in advance of Escrow Agent preparing or mailing such checks.

(h) If an Investor is entitled to terminate its Subscription, or the Issuer rejects such Subscription, for which the Escrow Agent has received Escrow Funds, the Escrow Agent shall, upon a Joint Written Instruction, promptly return directly to such Investor that portion of the Escrow Funds (once Collected Funds) associated with of such Investor and specified in such Joint Written Instruction via check under the terms hereof.

(i) If any date that is a deadline under this Agreement for giving the Escrow Agent notice or instructions or for the Escrow Agent to take action is not a business day, then such date shall be the business day that immediately precedes such date. A "business day" is any day other than a Saturday, Sunday or any other day on which banking institutions located in the state of Oklahoma, are authorized or obligated by law or executive order to close.

ARTICLE 3 GENERAL ESCROW PROCEDURES

3.1 **Online Banking Access**. Issuer and Broker shall each have online "view only" access to the Escrow Account pursuant to Escrow Agent's normal platform and online access.

3.2 **Duties**. The duties and obligations of the Escrow Agent shall be determined solely by this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of the terms and conditions of, any other agreement, instrument or document in connection herewith, including but not limited to the Offering documents. Nothing in this Agreement or under law shall be construed to give rise to any fiduciary obligations of the Escrow Agent with respect to the Investors or to the other parties to this Agreement. The Escrow Agent shall not be required to notify or obtain the consent, approval, authorization, or order of court or governmental body to perform its obligations under this Agreement, except as expressly provided herein. The parties agree that Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, without limitation to any other indemnity hereunder.

3.3 **No Liability of Escrow Agent**.

(a) Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Funds in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Offering documents, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

(b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c) Escrow Agent shall have no liability to Broker, Issuer, Investor, or their respective owners, officers, employees, agents, or shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

3.4 **Fees**. The Issuer shall immediately pay on each demand by Escrow Agent the fees based on the fee schedules attached hereto as Exhibit B. In addition, Issuer shall be obligated to reimburse the Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorneys' fees as set forth above. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation,

termination, resignation or rescission. Escrow Agent is hereby authorized by the Issuer to deduct any fees not timely paid, and any unpaid fees before final distribution of the Collected Funds from the Escrow Funds. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Issuer and the Issuer shall direct all such amounts to be paid directly prior to such disbursement, or Escrow Agent may withhold and offset such amounts due to Issuer from the Escrow Funds being disbursed.

3.5 **Suspension of Performance; Interpleader**. If, at any time, there shall exist any dispute between Broker and Issuer with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, or if the Issuer and Broker have not within 30 days of the furnishing by Escrow Agent of a written notice of resignation pursuant to Section 3.8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions upon written notice to Company:

(a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

3.6 **Indemnification and Contribution**. From and at all times after the date of this Agreement, Issuer shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Broker, Issuer, and/or Investors (and any of their respective affiliates, agents, or designees), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such

Indemnified Party shall promptly notify Issuer in writing, whereupon Escrow Agent may direct from time to time that Issuer shall assume the defense thereof, including the employment of counsel and the payment of all expenses related thereto, or Escrow Agent may control its own defense with its selected counsel, and Issuer shall immediately on demand reimburse Escrow Agent all costs and expenses related thereto, including attorney fees (and retainers). All such fees and expenses payable by Issuer pursuant to the foregoing shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of Issuer under this Section 3.6 shall survive any termination of this Agreement, and the resignation or removal of Escrow Agent shall be independent of any obligation of the Escrow Agent.

3.7 Compliance with Orders. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Funds (including but not limited to orders of attachment or any other forms of levies or injunctions or stays relating to the transfer of the Escrow Funds), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

3.8 **Resignation or Removal of Escrow Agent**. Notwithstanding anything to the contrary, Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to Issuer and Broker or may be removed, with or without cause, by the Broker and Issuer pursuant to a Joint Written Instruction, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow.

(a) Replacement Escrow Agent. Upon any such notice of resignation or removal, the Broker and Issuer acting together, shall appoint a successor Escrow Agent hereunder. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Escrow Agent, and the predecessor Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.

(b) Successor Escrow Agent. After any Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

(c) Failure to Appoint a Successor Escrow Agent. If Issuer and Broker are unable to jointly agree upon a successor Escrow Agent within thirty (30) days, then the provisions of Section 3.5(b) shall apply.

3.9 **Term**. The term of this Agreement shall commence as of the date first above written and shall end upon the first to occur of (i) the disbursement of all Escrow Funds hereunder, or (ii) the disbursement of all Escrow Funds into court pursuant to Section 3.5b), whereupon the Escrow Agent shall be released from its obligations hereunder (other than any remaining tax reporting obligation pursuant to applicable law), and the Escrow Agent shall have no further liability with respect to the Escrow Funds, this Escrow Agreement, or any action taken or omitted to be taken hereunder.

3.10 **Reliance**. When Escrow Agent acts on any communication (including, but not limited to, communication with respect to the transfer of funds) sent by electronic transmission, Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party involved or is not in the form the party involved sent or intended to send (whether due to fraud, distortion or otherwise). Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from Escrow Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer and the Broker agree to assume all risks arising out of the use of such electronic transmission to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

3.11 **Force Majeure**. Escrow Agent shall not incur liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, pandemic or public health emergency, any act of God or war, terrorism or the unavailability of the Federal Reserve Bank or other wire or communication facility).

ARTICLE 4 - GENERAL PROVISIONS

4.1 **Notice**. All notices, claims, demands approvals, consents, requests, updates in wiring instructions, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when sent by e-mail (provided, that any notice by e-mail transmission sent on any business day after 5:00 p.m. (Central time) shall be deemed to have been received at 9:00 a.m. (Central time) on the next business day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the addresses set forth on the signature page hereto (or as updated via notice pursuant to this Section 4.1 hereof).

4.2 **Amendment or Waiver**. This Agreement may only be changed, waived, discharged or terminated by a writing signed by the Issuer, Broker, and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

4.3 **Severability**. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.4 **Assignment**. Except as permitted in this Section 4.4, neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent will be a party, or any entity succeeding to all or substantially all the business of Escrow Agent will be the successor of Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or

assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

4.5 **BSA**. Without limitation to Escrow Agent's account terms and conditions, Issuer shall provide to Escrow Agent such information as Escrow Agent may reasonably require to permit Escrow Agent to comply with its obligations under the Bank Secrecy Act and the regulations promulgated thereunder. Escrow Agent shall not make any payment of all or a portion of the Escrow Fund, to any person unless and until such person has provided to Escrow Agent such documents as Escrow Agent may require to permit Escrow Agent to comply with its obligations under such Act.

4.6 **Time of Essence**. Time is of the essence of these and all additional or changed instructions.

4.7 **Counterparts**. This Agreement may be executed in counterparts, each of which so executed shall, irrespective of the date of its execution and delivery, be deemed an original, and said counterparts together shall constitute one and the same instrument.

4.8 **Governing Law and Jurisdiction**. This Agreement shall be governed by, and shall be construed according to, the laws of the State of Oklahoma. The parties hereby irrevocably submit to the exclusive jurisdiction of the state courts of Oklahoma County, Oklahoma or, if proper subject matter jurisdiction exists, the United States District Court for the Western District of Oklahoma, in any action or proceeding arising out of or relating to this Agreement. Each party hereto further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by registered or certified mail, return receipt requested, in the manner provided for herein. Each party hereto hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on improper venue or *forum non conveniens* or any similar basis.

4.9 **Waiver of Jury Trial**. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY EXPRESSLY, INTENTIONALLY, AND DELIBERATELY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE (EACH, A "CLAIM"). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. In the event that the waiver of jury trial set forth in the previous sentence is not enforceable under the law applicable to this Agreement, the parties to this Agreement agree that any Claim, including any question of law or fact relating thereto, shall, at the written request of any party, be determined by judicial reference pursuant to Missouri law. The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event that the parties cannot agree upon a referee, the court shall appoint the referee. The referee shall report a statement of decision to the court. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral or obtain provisional remedies. The parties shall bear the fees and expenses of the referee equally, unless the referee orders otherwise. The referee shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph. The parties acknowledge that if a referee is selected to determine the Claims, then the Claims will not be decided by a jury.

4.10 **Use of Old Glory Bank name and Marks**. The Issuer will not make any reference to Old Glory Bank (or its name, marks, co-founders, or directors) in connection with the Offering or otherwise except with respect to its role as Escrow Agent hereunder, and in no event will the Issuer state or imply the Escrow Agent has investigated or endorsed the Offering in any manner whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement pursuant to due authority as of the date first set forth above.

Issuer: Concorde Essential Properties Fund, LLC By: Joseph C. LeBas, Jr. Name: Joseph C. LeBas, Jr. Title: CEO Issuer Tax ID: 39-3145844	**Address for Notices**: 1600 S Federal Highway, Suite #570 Pompano Beach FL 33062 Attn: E-Mail: jclebas@concorde-grp.com
Broker: Mundial Financial Group LLC By: Charles Smulevitz Name: Charles Smulevitz Title: CEO	**Address for Notices**: 477 Madison Ave New York, NY 10022 Attn: E-Mail: csmulevitz@mundialfg.com
Escrow Agent: **Old Glory Bank** By: Eric Ohlhausen Eric Ohlhausen Chief Strategy Officer	**Address for Notices**: Old Glory Bank 3401 NW 63rd St. Suite 600 Oklahoma City, OK 73116 Attn: Eric Ohlhausen Direct: 405.934.1710 Eric@OldGloryBank.com

EXHIBIT A

SAMPLE JOINT WRITTEN INSTRUCTION

To the Escrow Agent via Eric@OldGloryBank.com Date:___________

Old Glory Bank, Escrow for [Name of Issuer]
Attn: Eric Ohlhausen

Re: Joint Written Instruction for Escrow Account No. _____________

Dear Escrow Agent:

1. Reference is made to that certain Escrow Agreement dated as of _____202, by and among_, a_____ (the "Issuer"),________, a_____ (the "Broker") and Old Glory Bank, an Oklahoma chartered bank with trust powers (in its capacity as escrow holder, "Escrow Agent"). All terms used but not defined herein shall have the respective meanings given such terms in the Escrow Agreement.

2. You are hereby directed to disburse Escrow Funds as follows:

[*Examples* include –

disburse to Issuer the amount of __ pursuant to these payment directions ___________:

disburse the following Investor(s) in the following amount(s), in accordance with the attached schedule containing the name, amount, and address;

disburse to the Broker the amount of __ pursuant to these payment directions ______

disburse to the authorized intermediary the amount of __ pursuant to these payment directions ______

terminate the Escrow Account and disburse the Escrow Funds as follows:]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this statement as of the date first hereinabove set forth.

Issuer:__________________________.

By:______________________________

Its:

Broker:__________________________.

By:_________________________

Its:

EXHIBIT B

ESCROW AGENT SCHEDULE OF FEES

- Annual Platform Fee
  - Reg A+ and Reg D Issuers: USD $1,500
  - Reg CF Issuers: $1,000
- Monthly account fee per account
  - $10.00 per month (waived with $2,500 average daily balance per account)
- Outbound wire transfers
  - $30 domestic; $50 international
- ACH fees
  - $1.00 per outbound ACH
  - Unlimited single & batch files for $20/month
- Positive Pay (fraud prevention): $50 per month (to be implemented for at least the Clearing Account)
- Paper Check Processing Fee
  - No Fee for first 50 cleared checks per monthly Statement
  - Thereafter, $0.50 per paper check
- Check Fee for preparation and mailing: $10.00 each
- 1099 Preparation and Reporting: $10.00 each ($250 annual minimum if any 1099's are required)

Issuer shall immediately pay such amounts upon each demand by Old Glory Bank.

All other standard bank fees apply. Please see Old Glory Bank's Terms and Conditions for the applicable fee schedule.

Any outstanding fees not then paid at the time of a disbursement to Issuer of Escrow Funds may be debited by Escrow Agent from such Disbursed Escrow Fees